Exhibit 4.4

Shareholders Agreement

March 31, 2010

In respect of

China New Borun Corporation

Between

(1) China New Borun Corporation

(2) King River Holding Limited

(3) Star Elite Enterprises Limited

(4) Earnstar Holdings Limited

(5) TDR Advisors Inc.

This Shareholders’ Agreement (this “Agreement”) is made this 31st day of March, 2010

Between:

(1)                                China New Borun Corporation, an exempted company incorporated in the Cayman Islands, the registered office of which is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”);

(2)                                King River Holding Limited, a company incorporated in the British Virgin Islands, the registered office of which is at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands which is 100% owned by Mrs. Shan Junqin (the “Ordinary Shareholder”);

(3)                            Star Elite Enterprises Limited, a company incorporated in the British Virgin Islands, the registered office of which is at OMC CHAMBERS, WICKHAMS CAY 1, ROAD TOWN, TORTOLA, BRITISH VIRGIN ISLANDS (the “Class A Shareholder”);

(4)                                Earnstar Holdings Limited, a company incorporated in the British Virgin Islands, the registered office of which is at Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands (the “Class B Shareholder”); and

(5)                                TDR Advisors Inc., a company incorporated in the British Virgin Islands, the registered office of which is at Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Class C Shareholder”).

Whereas:

(A)                            As at the date of this Agreement, the issued share capital of the Company consists of 14,847,811 Ordinary Shares held by the Ordinary Shareholder.

(B)                              Upon Completion (as defined below), the Company will issue and allot Preference Shares to the Investors.

(C)                              The purpose of this Agreement is for the parties to record their agreement in relation to the Shareholders’ rights and obligations as shareholders of the Company.

IT IS HEREBY AGREED:

1                                         DEFINITIONS AND INTERPRETATION

1.1                               In this Agreement the following words and expressions shall (except where the context otherwise requires) have the following meanings:-

“Articles”	the Company’s memorandum and articles of association, as amended from time to time;

“Auditors”	the auditors of the Company as may from time to time be appointed in accordance with this Agreement;

“Board”	the board of Directors from time to time of the Company;

“Business Days”	any day (excluding Saturdays, Sundays and public holidays in Hong Kong and New York) on which banks generally are open for business in Hong Kong and New York;

“China High”

China High Enterprises Limited, a company incorporated in Hong Kong under registration number 1256980 and with its registered office at Room 904, Harvest Building, 29-35 Wing Kut Street, Central, Hong Kong;

“Class A Director”	a Director from time to time appointed by the Class A Shareholder pursuant to Clause 3.2;

“Class B Director”	a Director from time to time appointed by the Class B Shareholder pursuant to Clause 3.2;

“Class C Director”	a Director from time to time appointed by the Class C Shareholder pursuant to Clause 3.2;

“Completion”	completion by the performance of all the obligations of the parties hereto under Clause 2;

“Director”	any director for the time being of the Company, including where applicable any alternate director;

“Exchange Act”	the Securities Exchange Act of 1934, as amended;

“Golden Direction”

Golden Direction Limited, a company incorporated in the British Virgin Islands under registration number 1472637 and with its registered office at ILS Fiduciary (B.V.I.) Limited, Mill Mall, Suite 6, Wickhams Cay 1, P.O. Box 3085, Road Town, Tortola, British Virgin Islands;

“Group”

the Company and each of its subsidiaries which, after Completion, shall include, without limitation, the following:

(i)                                   Golden Direction;

(ii)                                China High;

(iii)                             Weifang Great Chemical Inc., a company organised under the laws of the PRC which is wholly owned by China High (“Weifang”);

(iv)                            Shandong Borun Industrial Co., Ltd., a company organised under the laws of the PRC which is wholly owned by Weifang (“Shandong Borun”) and

(v)                               Daqing Borun Biotechnology Co., Ltd., a company organised under the laws of the PRC which is wholly owned by Shandong Borun (“Daqing Borun”),

and “Group Company” means any member of the Group;

“Holder”

any person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under Section 13.1 in this Agreement and in Exhibit C have been duly assigned in accordance with this Agreement;

“Investors”	the Class A Shareholder, the Class B Shareholder and the Class C Shareholder (and each, an “Investor”);

“Liquidation Event”

any consolidation, amalgamation or merger of the Company with or into any Person, or any other corporate reorganization, including a sale or acquisition of equity securities of the Company, in which the shareholders of the Company immediately before such transaction own less than 50% of the Company’s voting power immediately after such transaction (excluding any transaction effected solely for tax purposes or to change the Company’s domicile); or a sale of all or substantially all of the assets of the Company;

“majority of the Investors”

holders of at least a majority of the outstanding Class A Preference Shares, Class B Preference Shares and Class C Preference Shares (voting separately as a single class and on an as converted to Ordinary Shares basis) from time to time;

“Ordinary Resolution”

means a resolution passed by a simple majority of the Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Shareholder is entitled by the Articles;

“Ordinary Shares”	an ordinary share with a par value of US$[0.001] per share in the capital of the Company having the rights attaching to it as set out herein;

“Original Issue Price”	in the case of each Class A Preference Share, US$[0.001], in the case of each Class B Preference Share, US$[0.001], and in the case of each Class C Preference Share, US$[0.001];

“Preference Shares”

a Preference share of any series with a par value of US$[0.001] per share in the capital of the Company having the rights, preference and privileges attaching to it set out herein, and includes the Class A Preference Shares, the Class B Preference Shares and the Class C Preference Shares.

“Qualified Public Offering”

a firm commitment underwritten public offering of Ordinary Shares of the Company made pursuant to an effective registration statement under the United States Securities Act of 1933 (the “Securities Act”), as amended, on the New York Stock Exchange or the Nasdaq Global Market, or an offering or listing substantially equivalent to the foregoing on another stock exchange.The P/E ratio of each share of the Company should be not lower than nine (9) times calculated pursuant to its net profits in the fiscal year of 2009 and the market capitalization of all its shares or relevant secu rities should be not less than two hundred million US dollars (USD 200, 000, 000).

“Registrable Securities”

(1) any Ordinary Shares of the Company issued or issuable pursuant to conversion of any Preference Shares, (2) any Ordinary Shares of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Preference Shares, and (3) any other Ordinary Shares owned or hereafter acquired by the Investor. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under Exhibit C are not assigned in accordance with this Agreement and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction;

“SEC”	the U.S. Securities and Exchange Commission;

“Selling Expenses”	all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Section 2 of Exhibit C.

“Share Exchange Agreement”	the share exchange agreement entered into on February 28, 2010, by and between the Company, Golden Direction Limited, China High and the Investors;

“Shareholders”

the members of the Company, including the Ordinary Shareholder and each of the Investors, and any person or persons to whom they may properly transfer their Shares pursuant to the provisions of this Agreement and the Articles (and each, a “Shareholder”);

“Shares”	a share or shares in the capital of the Company, including the Ordinary Shares and the Preference Shares, and includes a fraction of a share;

“Special Resolution”	a resolution which has been (a) passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given, or (b) approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders aforesaid.

“Statute”	the Companies Law (2009 Revision) of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

1.2                               In this Agreement, unless the context otherwise requires, any reference to a “Clause” or a “Schedule” is a reference to a clause or a schedule of this Agreement and, unless otherwise indicated, includes all the sub-clauses of that clause.  The Schedules form an integral part of this Agreement.

1.3                               In this Agreement, words importing the singular include the plural and vice versa, words importing gender or the neuter include both genders and the neuter and references to persons include bodies corporate or unincorporate.

1.4                               The clause headings in this Agreement are for convenience only and shall not affect its interpretation.

1.5                               References herein to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted (whether before or after the date hereof) from time to time and shall include any provision of which they are re-enactments (whether with or without modification) and any subordinate legislation made pursuant thereto.

1.6                               Where any obligation in this Agreement is expressed to be made, undertaken or given by two or more parties, they shall be jointly and severally responsible in respect of it.

1.7                               References to persons shall include bodies corporate, unincorporated associations and partnerships and references to “the parties” or “a party” shall mean the parties or a party (as the case may be) to this Agreement.

2                                         COMPLETION

2.1                               Completion shall occur on the Closing Date (as defined in the Share Exchange Agreement), when each of the following matters shall be effected:

(a)                                  each of the Investors shall transfer to Golden Direction its entire interest in the shareholding of China High (representing approximately 25.76% of the entire issued share capital of China High), as follows:

Transferor	Shares to be transferred to Golden Direction	Percentage of China High Shares
Class A Shareholder	2,000 preference shares of China High	Approximately 18.56%
Class B Shareholder	574 preference shares of China High	Approximately 5.33%
Class C Shareholder	202 preference shares of China High	Approximately 1.87%

(b)                                 the Company shall issue and allot Preference Shares to the Investors, credited as fully paid, so that immediately following the Closing Date, the Investors shall hold the following Preference Shares (representing approximately 25.76% of the entire issued share capital of the Company calculated on a fully-diluted basis):

Investors	Number of Preference Shares to be Issued	Number of Ordinary Shares Into Which Preference Shares are Convertible	Percentage of New Borun Shares, Calculated on a Fully- Diluted Basis, Immediately After Issuance
Class A Shareholder	3,711.952 Class A Shares	3,711,952 Ordinary Shares (subject to adjustment in accordance with this Agreement)	Approximately 18.56%
Class B Shareholder	1,065.330 Class B Shares	1,065,330 Ordinary Shares (subject to adjustment in accordance with this Agreement)	Approximately 5.33%
Class C Shareholder	374.907 Class C Shares	374,907 Ordinary Shares (subject to adjustment in accordance with this Agreement)	Approximately 1.87%

For the avoidance of doubt, attached hereto as Exhibit A is an Equity Ownership Table which sets forth the equity ownership of the Investors in China High immediately prior to the Closing Date, and the equity ownership of the Investors in New Borun immediately after the Closing Date.

(c)                                  each of the persons nominated pursuant to Clause 3 below shall be appointed as a Director.

2.2                               Each of the matters set out in Clause 2.1 shall occur simultaneously, and shall be conditional upon each other such matter occurring simultaneously therewith.

3                                         BOARD OF DIRECTORS; BOARD COMMITTEES

3.1                               Until the closing of a Qualified Public Offering, the Board shall consist of 9 Directors, each of whom shall serve a one year term until his or her successor is elected at an annual or special meeting of the shareholders of the Company called for the purpose of electing Directors, and shall meet at least twice a year and once every half a year, after which the Board may determine the number of Directors, term limits and the frequency of Board meetings at the sole discretion of the Board in accordance with the Articles and applicable law.

3.2                               Subject to Clause 3.5, each Investor shall have the right to appoint a Director at an annual or special meeting of the shareholders of the Company called for the purpose of electing Directors (the “Appointment Right”) as follows:

(a)                                  If the Company has seven or more directors, the Class A Shareholder shall be entitled to appoint 2 Directors (each, a “Class A Director”) and to remove or substitute any such Class A Director so appointed; if the Company has less than 7 directors, the Class A Shareholder shall be entitled to appoint 1 Class A Director and to remove or substitute such Class A Director so appointed;

(b)                                 the Class B Shareholder shall be entitled to appoint 1 Director (the “Class B Director”), and to remove or substitute any Class B Director so appointed; and

(c)                                  the Class C Shareholder shall be entitled to appoint 1 Director (the “Class C Director”), and to remove or substitute any Class A Director so appointed.

The first Class A Director shall be Mr. Rong Chen, the first Class B Director shall be Mr. Yibin Wei and the first Class C Director shall be Ruiping Wang, each of whom shall be appointed upon the Closing Date in accordance with Clause 2.1(c).

Thereafter, each Investor’s Appointment Right shall be exercised by the relevant Investor delivering a written notice to the Company, and any such appointment, removal or substitution of the Director as specified therein shall be effective (without the requirement for any further approval or action on the part of the Shareholders or the Board) forthwith upon delivery of such written notice to the Company.

3.3                               The remaining Directors of the Board (the “Ordinary Directors”) shall be appointed and may be removed by an Ordinary Resolution of the Company.

3.4                               The quorum for the transaction of business at any meeting of the Board of Directors shall include at least 1 Class A Director, 1 Class B Director and 1 Class C Director being present at the time when the relevant business is transacted.  A person who holds office as an alternate Director shall, if such person’s appointor is not present, be counted in the quorum.  A Director who also acts as an alternate Director shall, if such Director’s appointor is not present, count twice towards the quorum.

3.5                               Each Investor’s Appointment Right shall terminate upon the closing of a Qualified Public Offering.  Thereafter, the Class A Director, the Class B Director and the Class C Director shall serve until the next annual meeting of the shareholders when their successors are duly elected and qualified.

3.6                               Upon the termination of the Appointment Right of each Investor, such Investor shall have the right to nominate one Director candidate at the next annual meeting of the shareholders of the Company in accordance with the election procedures set forth in the Articles.  Such nominating right does not guarantee that such Director candidate will be elected to serve as a Director of the Company.

3.7                               If the Company sets up a compensation committee of the Board, each of the Investors shall have the right to designate persons to become members of such compensation committee and to examine, approve and formulate the share equity policy of the Company (including employee stock ownership plans) and to examine and approve the compensation of the Company’s senior management (including, without limitation, the Company’s Chief Executive Officer, Chief Operating Officer, Chief Technology Officer and Chief Financial Officer).

3.8                               If the Company sets up a financial committee, an execution committee, an audit committee or a listing committee of the Board, each of the Investors shall have the right to designate persons to become members of such committees.

3.9                               All reasonable expenses incurred by the Class C Director in its capacity as the Class C Director, including, without limitation, expenses relating to the attendance by the Class C Director of all Board meetings, shall be borne by the Company.

3.10                         With the exception of Clauses 3.1, 3.5 and 3.6, the rights set forth in this Clause 3 shall terminate upon the closing of a Qualified Public Offering.

4                                         ADJUSTMENT TO INVESTORS’ SHARE PROPORTIONS; ANTI-DILUTION

4.1                               Adjustments to Investors’ Share Proportions

(a)                                  If the audited net profit of the Group for the fiscal year ended December 31, 2009 is less than RMB110,000,000, then the Class A Shareholder’s Share proportion in the Company (calculated on a fully diluted basis) shall be increased to such percentage which is equal to RMB110,000,000 divided by the audited net profit for the fiscal year ended December 31, 2009, multiplied by the Class A Shareholder’s current Share proportion.  In the event that the Class A Shareholder is entitled to increase its Share proportion in accordance with this Clause 4.1(a), the Ordinary Shareholder shall transfer to the Class A Shareholder without consideration that number of its Ordinary Shares equal to the difference between the Class A Shareholder’s existing Share proportion and such increased percentage calculated in accordance with this Clause 4.1(a) (such increased percentage is referred to in this Clause 4.1 as the “2010 Adjustment Percentage”) within three Business Days of the issuance of the Auditor’s audit report for the fiscal year ended December 31, 2009.

(b)                                 If the audited net profit of the Group for the fiscal year ended December 31, 2010 is less than RMB170,000,000, then the Class A Shareholder’s Share proportion in the Company (calculated on a fully diluted basis) shall be increased to such percentage which is equal to RMB170,000,000 divided by the audited net profit for the fiscal year ended December 31, 2010, multiplied by the 2010 Adjustment Percentage.  In the event that the Class A Shareholder is entitled to increase its Share proportion in accordance with this Clause 4.1(b), the Ordinary Shareholder shall transfer to the Class A Shareholder without consideration that number of its Ordinary Shares equal to the difference between the 2010 Adjustment Percentage and such increased percentage calculated in accordance with this Clause 4.1(b) (such increased percentage is referred to in this Clause 4.1 as the “2011 Adjustment Percentage”) within three Business Days of the issuance of the Auditor’s audit report for the fiscal year ended December 31, 2010.

(c)                                  Regardless of any adjustments made to the Class A Shareholder’s Share proportions as contemplated by Clauses 4.1(a) and (b) above: (i) after the adjustment contemplated by Clause 4.1(a) above, the Company shall ensure that the net profit of the Group attributable to the Class A Shareholder is not less than RMB22,000,000 (20% of Shares upon investment by the Class A Shareholder multiplied by RMB110,000,000 for the fiscal year ended December 31, 2009), and if it is below RMB22,000,000, then the Class A Shareholder’s Share proportion shall be increased to ensure that the net profit of the Group attributable to the Class A Shareholder is not less than RMB22,000,000 and (ii) after the adjustment contemplated by Clause 4.1(b) above, the Company shall ensure that the net profit of the Group attributable to the Class A Shareholder is not less than RMB34,000,000 (20% of Shares upon investment by the Class A Shareholder multiplied by RMB170,000,000 for the fiscal year ended December 31, 2010), and if it is below RMB34,000,000, then the Class A Shareholder’s Share proportion shall be increased to ensure that the net profit of the Group attributable to the Class A Shareholder is not less than RMB34,000,000.  Any increases in the Class A Shareholder’s Share proportion in accordance with this Clause 4.1(c) shall be effected through the transfer of Ordinary Shares held by the Ordinary Shareholder in the same manner as set forth in Clauses 4.1(a) and (b) above.

(d)                                 If the audited net profit of the Group for the fiscal year ended December 31, 2009 is less than RMB150,000,000, then the valuation basis of the Shares held by the Class B and Class C Shareholders shall be adjusted to each be equal to the audited net profit for the fiscal year ended December 31, 2009 divided by RMB150,000,000, multiplied by RMB750,000,000 (the “2010 Adjusted Valuation”).  The Ordinary Shareholder shall, within three Business Days of the issuance of the Auditor’s audit report for the fiscal year ended December 31, 2009, transfer to each of the Class B and Class C Shareholders without consideration that number of its Ordinary Shares equal to: that number of Ordinary Shares to which such Investors’ Preference Shares are convertible into (referred to hereinafter as such Investor’s “Target Shares”) divided by that figure equal to the 2010 Adjusted Valuation divided by RMB750,000,000, minus the number of such Investor’s Target Shares.

(e)                                  If the audited net profit of the Group for the fiscal year ended December 31, 2010 is less than RMB220,000,000, then the valuation basis of the Shares held by the Class B and Class C Shareholders shall be adjusted to each be equal to (a) the audited net profit for the fiscal year ended December 31, 2009 divided by RMB150,000,000, multiplied by RMB750,000,000 or (b) the audited net profit for the fiscal year ended December 31, 2010 divided by RMB220,000,000, multiplied by RMB750,000,000, whichever is lower (the “2011 Adjusted Valuation”).  The Ordinary Shareholder shall, within three Business Days of the issuance of the Auditor’s audit report for the fiscal year ended December 31, 2010, transfer to each of the Class B and Class C Shareholders without consideration that number of its Ordinary Shares equal to: that number of such Investor’s Target Shares divided by that figure equal to the 2011 Adjusted Valuation divided by RMB750,000,000, minus the number of such Investor’s Target Shares.

(f)                                    If the audited net profit of the Group records a loss in either the fiscal year ended December 31, 2009 or in the fiscal year ending December 31, 2010, then the aggregate Share proportion (calculated on a fully diluted basis) held by the Investors in the Company shall be increased to 45%, and the proportion of the number of Shares held by each Investor in the Company after such increase shall remain the same.  Under no circumstances would an Investor’s Share proportion (calculated on a fully diluted basis) be decreased as a result of the terms of this provision.  The Ordinary Shareholder shall, within three Business Days of the issuance of the Auditor’s audit report for the applicable fiscal year, transfer to each Investor that number of its Ordinary Shares required in order to effect the increase contemplated by this Clause 4.1(f).

(g)                                 If the Investors are entitled to an increase in their Share proportions in accordance with the terms of this Clause 4.1 one year prior to the closing of a Qualified Public Offering and the adjustment has not been made, then the Investors shall still have the right to adjust its Share proportion after the closing of a Qualified Public Offering.

(h)                                 The Company shall ensure to the Class C Shareholder that the Group’s valuation prior to any Qualified Public Offering (and excluding any funds generated by such Qualified Public Offering) will not be lower than RMB1,500,000,000.  In the event that the Group’s valuation is below RMB1,500,000,000, then the Ordinary Shareholder shall be obligated to compensate the Class C Shareholder with an amount equal to the difference between such valuations in the form of cash or in Ordinary Shares at the option of the Class C Shareholder.

4.2           Anti-Dilution Rights

(a)           In the event that the Company issues any New Securities (as defined below), each Investor shall have the right to receive from the Company that number Shares for no consideration that would cause such Investor to continue to hold, after any such issuance(s), the same Share proportion held by such Investor immediately prior to any such issuance(s).  In the event that the Company is prohibited by law to issue such new Shares to the Investors in accordance with this Clause 4.2(a), then the Ordinary Shareholder shall be obligated to transfer that number its Ordinary Shares to the Investors so as to give effect the rights set forth in this Clause 4.2(a).

“New Securities” means any Shares, whether now authorized or not, and rights, options or warrants to purchase securities of any type whatsoever that are, or may become, convertible or exchangeable into Shares, excluding:

(i)            Shares issued upon the conversion of the Preference Shares held by any Investor;

(ii)           The issuance of shares under the employee stock ownership plan, or under the other incentive stock mechanism approved by the board of directors and investors ;

(iii)          Shares issuable pursuant to and/or in accordance with the terms of this Agreement; and

(iv)          Shares issuable to any new investor as contemplated by Clause 4.2(b) herein below.

(b) In the event that the Company enters into any subsequent equity financings whereby the Company issues Shares to any new investor: (i) the Class B and Class C Shareholders shall each be entitled to acquire that number of Shares which would cause such Investor to continue to hold, after the issuance of Shares to such new investor, the same Share proportion (calculated on a fully diluted basis) held by such Investor immediately prior to any such issuance(s); such Investors shall be entitled to acquire such new Shares from the Company at the same price per Share which had been offered to and purchased by such new investor, (ii) the Class A Shareholder’s Share proportion (calculated on a fully diluted basis) shall be diluted in proportion to the Ordinary Shareholder’s Share proportion (calculated on a fully diluted basis) and (iii) the Investors shall have the right to demand that the Company and the Ordinary Shareholder amend this Agreement to include any terms granted to any new investor that are more favourable than those provided in this Agreement.

4.3           The provisions set out in this Clause 4 shall terminate upon the closing of a Qualified Public Offering.

5              INFORMATION AND INSPECTION RIGHTS

5.1           Each of the Shareholders undertakes to the others and to the Company that it shall exercise all its powers in relation to the Company so as to procure (insofar as it is able) that, and the Company undertakes to each of the Investors (insofar as it is legally able so to do) that, for so long as any Investor holds any Shares, the Company will deliver to that Investor:

(a)           audited annual consolidated financial statements, prepared in accordance with generally accepted accounting principles and audited by an accounting firm mutually agreed upon by the Company and the Investors, within 90 days after the end of each financial year;

(b)           unaudited monthly consolidated financial statements and management reports, prepared in accordance with generally accepted accounting principles, within 21 days of the end of each month;

(c)           annual budget plan for the following financial year as approved by the Company’s Board, within 30 days prior to the end of each financial year; and

(d)           copies of all other documents which have been delivered to any other shareholder, within 14 days of delivering such documents to such other shareholder.

5.2           Each of the Shareholders undertakes to the others and to the Company that it shall exercise all its powers in relation to the Company so as to procure (insofar as it is able) that, and the Company undertakes to each of the Investors (insofar as it is legally able so to do) that, for so long as any Investor holds any Shares, that Investor and its authorized representatives shall have the right to inspect the facilities, sites and other premises owned or used by the Company and each other Group Company, at any time during regular working hours on reasonable prior notice to the respective Group Company.

5.3           The provisions set out in this Clause 5 shall terminate upon the closing of a Qualified Public Offering.

6              PROTECTIVE PROVISIONS; RESTRICTIVE COVENANTS

6.1           Each of the Shareholders undertakes to the others and to the Company that it shall exercise all its powers in relation to the Company so as to procure (insofar as it is able) that, and the Company undertakes to each of the Shareholders (insofar as it is legally able so to do) that, for so long as any Preference Share remains outstanding, none of the matters set out below in relation to the Company or any other Group Company shall take place (whether by merger, amalgamation, consolidation, scheme of arrangement, amendment or otherwise and whether in a single transaction or in a series of related transactions), and no obligation or liability in connection therewith shall be entered into or accepted by or on behalf of the Company or any other Group Company and no other step in relation thereto is taken, without the same having first been approved by the unanimous approval (by vote or by written resolution) of all the Directors:

(a)           any authorization, creation (by newly characterization or by other means), issue of the Company’s securities or undertaking any liabilities of issuing any securities of the Company, or increase of the registered capital of the subsidiaries of the Company;

(b)           increase or decrease of the total shares owned by investors;

(c)           amend, delete or create any clauses in the Company’s Memorandum or the Articles of Association or other basic files and/or documents;

(d)           declare or pay dividends of the Company;

(e)           increase the number of the Board of Directors in any companies;

(f)            involve in any liquidation, merge or sale or purchase of substantial assets of the Company and/or its related companies, or change in the controlling power within the Company and/or its related companies;

(g)           increase the number of issued shares in respect of the Employee Share Option Plan or similar plan;

(h)           employ any senior management personnel whose annual remuneration is more than HK$400,000.00. Increase the annual remuneration of the Company’s senior management whose annual remuneration is more than HK$400,000.00 or the equivalent amount of RMB with over 50% increment;

(i)            allow or by other means transfer any of the Company’s patents, copyrights, trademarks or other intellectual properties other than in the normal course of the business.

(j)            incur any liabilities exceeding HK$5,000,000 or the equivalent amount of RMB by borrowing or other means, or incur any liabilities with the Company’s patents, copyrights, trademarks or other intellectual properties as collateral;

(k             issue of any loans exceeding HK$1,000,000.00 or the equivalent in RMB to any directors, company’s management or employees or related parties; or issue any loans or loan guarantees exceeding HK$300,000.00 or the equivalent in RMB to any related parties;

(l)            purchase of any real properties exceeding HK$5,000,000.00 or the equivalent in RMB;

(m)          involve in any single transactions or series of transactions exceeding the aggregate value of HK$5,000,000.00 or the equivalent amount of RMB other than in the normal course of the Company;

(n)           approve the annual budget of the Company;

(o)           appoint or reappoint the companies general manager, assistant general manager and chief financial officer;

(p)           appoint or reappoint the Company’s auditors;

(q)           change the nature and structure(including the shareholding structure) of the Company and its subsidiaries; and

(r)            involve in any behaviour adversely affect the ownership rights, preferential rights or any other privileges entitled to and received by the investors, where such adverse effect is reasonably foreseeable.

6.2           The rights attached to any class of Preference Shares may, whether or not the Company is being wound up, be varied only with the consent in writing of the holders of not less than two-thirds of the issued Preference Shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Preference Shares of that class.

6.3           In the event that the Company adopts an employee stock ownership plan, the total number of Shares issuable under such plan shall not exceed 2% of the issued and outstanding Shares then outstanding of the Company without the prior written consent of each of the Investors.

6.4           Mrs. Shan Junqin shall be prohibited from directly or indirectly assigning or transferring any of her shares in the Ordinary Shareholder without the prior written consent of the Class B and the Class C Shareholders.

6.5           The provisions set out in this Clause 6 shall terminate upon the closing of a Qualified Public Offering.

7              RETAINED PROFITS; DIVIDENDS

7.1           The retained profits of the Company should be enjoyed by all the Shareholders in proportion to their respective Share proportions (calculated on a fully-diluted basis).

7.2           The parties shall procure that the Auditors shall, at the expense of the Company, be instructed to certify the amount of the profits for each financial year which are available for distribution by the Company at the same time as they sign their report on the audited accounts of the Company for the financial year in question.

7.3           The parties shall procure that in respect of each financial year (insofar as is lawful), unless otherwise agreed unanimously by the Investors, the Group’s profits available for distribution shall be distributed to the Shareholders by way of dividend, subject to such reasonable and proper reserves being retained for working capital requirements and other liabilities of the Group as the Board may consider appropriate, as follows:

(a)           Each Investor shall be entitled to receive cash dividends pro rata to their Share holdings in the Company calculated on an as-converted basis, prior and in preference to any dividends payable to any other holders of Shares.

(b)           After all dividends payable to the Investors under sub-clause (a) above have been paid in full, the balance of the dividends payable to any other holders of Shares, whether in cash, property or authorized Shares, shall then be paid to all other holders of Shares, pro-rata to their holdings in the Company (on an as-converted basis, if applicable).

7.4           The parties hereto hereby agree that so long as the closing of a Qualified Public Offering occurs prior to September 30, 2010, no dividends shall be paid in respect of the Group’s profits prior to September 30, 2010.

7.5           Except for Clause 7.4 above, the provisions set out in this Clause 7 shall terminate upon the closing of a Qualified Public Offering.

8              RIGHT OF FIRST REFUSAL; INVESTORS’ CO-SALE RIGHTS

8.1           Each Shareholder (each a “Selling Shareholder”) agrees not to, directly or indirectly, transfer, sell, pledge or otherwise dispose of any Shares or any interest therein (“Transfer”) except in compliance with this Clause 8.

8.2           If any Selling Shareholder proposes a Transfer, then such Selling Shareholder shall give each of the Company and each other Shareholder a written notice of such Selling Shareholder’s intention to make such Transfer (the “Transfer Notice”), which Transfer Notice shall include (i) a description of the Shares to be transferred (the “Offered Shares”), (ii) the identity of the prospective transferee(s), and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that such Selling Shareholder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

8.3           Right of First Refusal

Each Shareholder entitled to receive a Transfer Notice (a “ROFR Holder”) who notifies such Selling Shareholder and the Company in writing within 20 Business Days after receipt of the Transfer Notice (the “First Refusal Period”) shall have the right, exercisable upon such written notice to the Selling Shareholder (the “Purchase Notice”), to purchase up to its ROFR Pro Rata Share (as defined below) of the Offered Shares on the same terms and conditions as set forth in the Transfer Notice (each a “Purchasing Holder”).  “ROFR Pro Rata Share” shall mean the ratio of (a) the number of Ordinary Shares (calculated on an as-converted to Ordinary Shares basis) held by the relevant ROFR Holder, to (b) the total number of Ordinary Shares (calculated on an as-converted to Ordinary Shares basis) held by all ROFR Holders on the date of the Transfer Notice. The Purchase Notice shall state (i) whether the Purchasing Holder desires to purchase up to its ROFR Pro Rata Share of the Offered Shares, and (ii) whether the Purchasing Holder desires to purchase the maximum amount of the Offered Shares available including its ROFR Pro Rata Share of amounts not purchased by other ROFR Holders. A ROFR Holder who either does not deliver a Purchase Notice within the First Refusal Period or indicates in the Purchase Notice that such ROFR Holder elects not to purchase any of the Offered Shares shall be referred to herein as a “Non-Purchasing Holder”. To the extent that any Purchasing Holder does not exercise its right of first refusal to the full extent of its ROFR Pro Rata Share of the Offered Shares, the Selling Shareholder and the remaining Purchasing Holders shall, within 10 Business Days after the end of the First Refusal Period, make such adjustments to each exercising Purchasing Holder’s pro rata share of the Offered Shares so that any remaining Offered Shares may be allocated to the remaining Purchasing Holders on a pro rata basis. Each Purchasing Holder who sets forth in the Purchase Notice a desire to purchase the maximum amount of Offered Shares available shall be entitled to purchase his, her or its pro rata share of each Non-Purchasing Holder’s ROFR Pro Rata Share of the Offered Shares.

8.4           Investors’ Co-Sale Rights

If the Selling Shareholder is the Ordinary Shareholder, then:

(a)           The Ordinary Shareholder shall not be entitled to transfer any Shares in the Company without the prior written consent of the Class B and the Class C Shareholders.

(b)           Each Investor entitled to receive the Transfer Notice (a “Co-Sale Right Holder”) may, by giving written notice to the Selling Shareholder (the “Co-Sale Notice”) within 20 Business Days after its receipt of the Transfer Notice, notify the Selling Shareholder that such Co-Sale Right Holder wishes to sell a portion of its Shares and the number of such Shares to be sold. Such Co-Sale Right Holder who notifies such Selling Shareholder (a “Co-Sale Participant”) shall therefore have the right to participate in the sale of Offered Shares, to the extent the ROFR Holders do not exercise their respective rights of first refusal as to all of the Offered Shares pursuant to Clause 8.3 (the “Remaining Shares”), on the same terms and conditions as specified in the Transfer Notice.

(c)           Each Co-Sale Participant may sell all or any part of that number of Ordinary Shares (issuable upon conversion of its Preference Shares) equal to the product obtained by multiplying (i) the Remaining Shares, by (ii) a fraction, the numerator of which shall be the number of Shares owned by such Co-Sale Participant and the denominator of which shall be the total number of Shares held by all the Co-Sale Right Holders and the Selling Shareholder on the date of the Transfer Notice on an as-converted to Ordinary Shares basis. To the extent one or more Co-Sale Participants exercise their right under this Clause 8.4, the number of Remaining Shares that the Selling Shareholder may sell in the transaction shall be correspondingly reduced.

(d)           Each Co-Sale Participant shall effect its participation in the sale by promptly delivering to the Selling Shareholder instruments of transfer in favour of the prospective purchaser (together with the relevant share certificates, if any have been issued), in respect of:

(1)           the type and number of the Shares which such Co-Sale Participant elects to sell; or

(2)           the number of the Preference Shares which are at such time convertible into the number of Ordinary Shares which such Co-Sale Participant elects to sell; provided, however, that if the prospective third party purchaser objects to the transfer of such Preference Shares in lieu of Ordinary Shares, such Co-Sale Participant shall first convert such Preference Shares into Ordinary Shares and transfer Ordinary Shares as provided in this Clause 8.4. The Company agrees to make any such conversion concurrent with the actual transfer of such Preference Shares or Ordinary Shares to the purchaser and contingent upon such transfer.

(e)           The Shares which the Co-Sale Participant elects to sell shall be transferred to the prospective purchaser in consummation of the sale of the Offered Shares upon the terms and conditions specified in the Transfer Notice, and such Selling Shareholder shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase Shares from a Co-Sale Participant exercising its rights of co-sale hereunder, such Selling Shareholder shall not sell to such prospective purchaser or purchasers any Shares unless and until, simultaneously with such sale, such Selling Shareholder shall purchase such Shares from such Co-Sale Participant for the same consideration and on the same terms and conditions as the proposed Transfer described in the Transfer Notice.

8.5           Non-Exercise of Rights

To the extent that the ROFR Holders and the Co-Sale Right Holders have not exercised their rights to purchase the Offered Shares or their rights to participate in the sale of the Offered Shares, the Selling Shareholder shall have a period of 45 Business Days from the expiration of such rights to sell any remaining Offered Shares, upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice, to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall, as a condition to the effectiveness of transfer of the Offered Shares, furnish the Company, the ROFR Holders and the Co-Sale Right Holders with a deed of adherence (the “Deed of Adherence”) in the form of Exhibit B attached hereto agreeing to be bound by and comply with this Agreement. In the event a Selling Shareholder does not consummate the sale or disposition of the Offered Shares within the 45 Business Day period from the expiration of these rights, the ROFR Holders’ right of first refusal and the Co-Sale Right Holders’ co-sale rights hereunder shall continue to be applicable to any subsequent disposition of the Shares by such Selling Shareholder. Furthermore, the exercise or non-exercise to purchase Shares from a Selling Shareholder or participate in the sale of Equity Securities by a Selling Shareholder shall not adversely affect the ROFR Holders’ rights to make subsequent purchases from any Selling Shareholder of Shares or the Co-Sale Right Holders’ subsequent participation in sales of Shares by any Selling Shareholder hereunder. Any proposed Transfer on terms and conditions different than those described in the Transfer Notice, as well as any subsequent proposed Transfer of any of the Selling Shareholders’ Equity Securities shall again be subject to the first refusal and co-sale rights hereunder and shall require compliance by the relevant Selling Shareholder with the procedures described in this Clause 8.

8.6           The provisions set out in this Clause 8 shall terminate upon the closing of a Qualified Public Offering.

9.             PARTICIPATION RIGHTS

9.1           Each Investor shall have the right (a “Participation Right”) to purchase such Investor’s Pro Rata Share (as defined below) of all of the New Securities that the Company may from time to time issue with the exception of any securities (including, but not limited to, options and shares) issuable to employees, consultants, officers or directors of the Company pursuant to any stock option, share purchase, share bonus or other equity incentive plans, agreements or arrangements of the Company, each as approved by the Board.

9.2           For the purposes of this Agreement:

(a)           “Pro Rata Share” means, for the purposes of an Investor’s Participation Right, the ratio of (a) the number of Equity Securities (as defined below) (calculated on an as-converted to Ordinary Shares basis) held by such Investor, to (b) the total number of all Equity Securities (calculated on an as-converted to Ordinary Shares, fully-diluted basis) issued and outstanding immediately prior to the issuance of New Securities giving rise to the Participation Rights; and

(b)           “Equity Securities” means, with respect to any given Shareholder or Investor, all Ordinary Shares of the Company or securities convertible into or exercisable for Ordinary Shares of the Company now owned or subsequently acquired by such Shareholder or Investor from time to time.

9.3           In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Investor written notice of its intention to issue New Securities (the “Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Investor shall have 20 Business Days from the date of receipt of the Participation Notice (the “Participation Period”) to give written notice to the Company that it agrees to purchase all or any portion of such Investor’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the Participation Notice. If any Investor fails to give such written notice to the Company within the Participation Period, then such Investor shall forfeit its Participation Right hereunder.

9.4           If any Investor fails or declines to exercise all or any portion of its Participation Right within the Participation Period, the Company shall promptly give notice (the “Second Participation Notice”) to all the other Investors who exercised all or any portion of their Participation Rights (the “Rights Participants”), setting forth (A) the additional number of New Securities which have not been subscribed for by the other Investors (“Additional Shares”) and (B) the Rights Participant’s pro rata entitlement to such Additional Shares (the “Oversubscription Share”), which shall be the quotient of (1) the number of Equity Securities (calculated on an as-converted to Ordinary Shares basis) held by such Rights Participant, divided by (b) the total number of Equity Securities (calculated on an as-converted to Ordinary Shares basis) held by all Rights Participants immediately prior to the issuance of New Securities giving rise to the Participation Rights. Each Rights Participant shall have 10 Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to give a written notice to the Company of the number of Additional Shares that it proposes to buy which shall not exceed such Rights Participant’s Oversubscription Share (the “Additional Number”). If any Rights Participant fails to give such written notice to the Company within the

Second Participation Period, then such Rights Participant shall forfeit its right to purchase any of the Additional Shares.

9.5           Upon the expiration of the Second Participation Period, or in the event no Investor exercises its Participation Rights within the Participation Period following the issuance of the Participation Notice, the Company shall have 45 Business Days thereafter to sell the New Securities described in the Participation Notice (with respect to which Participation Rights hereunder were not exercised) at the same or higher price and otherwise upon terms not materially more favorable to the purchasers thereof than specified in the Participation Notice. In the event that the Company has not issued and sold such New Securities within such 45 Business Day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Investors pursuant to this Clause 9.

9.6           The provisions set out in this Clause 9 shall terminate upon the closing of a Qualified Public Offering

10           CONVERSION RIGHTS

10.1         Upon the closing of a Qualified Public Offering, 100% of the Preference Shares held by the Investors (representing approximately 25.76% of the entire issued share capital of the Company as set forth in Clause 2.1 above) shall automatically convert into Ordinary Shares as contemplated by Clause 2.1(b) above and in the manner and subject to any applicable adjustments set forth in the applicable subsections of Clauses 10.2 and 10.3 below.

10.2         Subject to the Statute, any Preference Share may, at the option of the holder thereof, be converted at any time prior to the closing of a Qualified Public Offering, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares in the manner set out in this Clause 10:

(a)           The number of Ordinary Shares to which a holder shall be entitled upon conversion of any Preference Share shall be determined by dividing the applicable Original Issue Price for such Preference Share by the applicable Conversion Price for such Preference Share (the “Conversion Ratio”), determined as hereafter provided, in effect on the date the Conversion Notice.  The initial Conversion Price for any Preference Share shall be the Original Issue Price applicable to such Preference Share multiplied by 0.001, such that the initial Conversion Ratio shall be 1:1,000 (to the intent and effect that each Preference Share shall be converted into 1,000 Ordinary Shares), provided however that the Conversion Price shall be subject to adjustment as set forth in this Clause.

(b)           A holder of any Preference Shares shall be entitled to exercise its right to convert such Preference Shares prior to the closing of a Qualified Public Offering by delivering a written notice to the Company that such holder has elected to convert such Preference Shares, stating the number and Class of Preference Shares being converted (a “Conversion Notice”), together with the related share certificates and such other evidence (if any) as the Directors may reasonably require to prove the title of the person exercising the right to convert. A Conversion Notice once given may not be withdrawn without the consent in writing of the Company.

(c)           Conversion of the Preference Shares in respect of which the right to convert shall have been duly exercised and which are due to be converted (the “Relevant

Shares”) shall be effected by way of redemption of the Relevant Shares and the issue of the applicable number of new Ordinary Shares.

(d)           Fractions of Ordinary Shares arising on conversion will not be issued upon conversion of any Preference Shares, provided that all Ordinary Shares (including fractions thereof) issuable upon conversion of more than 1 Preference Share held by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the Board either (i) pay cash equal to such fraction multiplied by the applicable Conversion Price for the Preference Shares, or (ii) issue one whole Ordinary Share for each fractional share to which the holder would otherwise be entitled.

(e)           The conversion shall take effect, and all necessary allotments of Ordinary Shares arising therefrom shall be made, not later than 5 Business Days after the date of receipt by the Company of the relevant duly executed Conversion Notice and the original certificates in respect of the Relevant Shares (or, in the case of a conversion upon the closing of a Qualified Public Offering pursuant to Clause 10.1, simultaneously with the closing of the Qualified Public Offering). The Company shall not later than the 20 Business Days following the date of such conversion send to each holder a definitive share certificate for the Ordinary Shares resulting from conversion and, if appropriate, certificates for any unconverted Preference Shares comprised in the certificate surrendered by him.

(f)            The dividends on Preference Shares which are converted shall cease to accrue with effect from the date of conversion. The Ordinary Shares resulting from conversion shall carry the right to receive all dividends and other distributions declared made or paid in respect of Ordinary Shares in the Company by reference to a record date on or after the relevant date of conversion and shall rank pari passu in all other respects and form one class with the Ordinary Shares in the Company then in issue and fully paid.

10.3         Adjustments to Conversion Price

(a)           Adjustment for Share Splits and Combinations

If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, consolidate the outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to the consolidation shall be proportionately increased. Any adjustment under this sub-clause shall become effective at the close of business on the date the subdivision or consolidation becomes effective.

(b)           Adjustments for Dividends

If the Company at any time, or from time to time, makes a dividend or other distribution payable in shares of the Company other than Ordinary Shares, then, and in each such event, provision shall be made so that, upon conversion of any Preference Share thereafter, the holder of such Preference Shares shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of shares of the Company which the holder of such Preference Share would have received had the Preference Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.

(c)           Sale of Shares below the Conversion Price

If the Company shall issue additional shares for a consideration per share (the “Future Issuance Price”) less than the Conversion Price in effect on the date of, and immediately prior to, such issuance, then and in such event, the Conversion Price shall be reduced concurrently with such issuance to a price equal to the Future Issuance Price.

(d)                                 Other Dilutive Events

In case any event shall occur as to which the other provisions of this Clause 10.3 are not strictly applicable, but the failure to make any adjustment to the Conversion Price would not fairly protect the conversion rights of the applicable Class of Preference Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Clause 10.3, necessary to preserve, without dilution, the conversion rights of such series of Preference Shares.

10.4                           In the case of any adjustment or readjustment of the Applicable Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate to each registered holder of the Preference Shares at the holder’s address as shown in the Company’s Register of Members (or such other address as such holder of Preference Shares may have provided to the Company).  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Ordinary Shares issued or sold or deemed to have been issued or sold, (ii) the number of Ordinary Shares issued or sold or deemed to be issued or sold, (iii) the Conversion Price in effect before and after such adjustment or readjustment, and (iv) the number of Ordinary Shares and the type and amount, if any, of other property which would be received upon conversion of the Preference Shares after such adjustment or readjustment.

11                                  VOTING RIGHTS

111                              Subject to any provisions to the contrary in this Agreement or in the Articles, or as required by the Statute, at all general meetings of the Company:

(a)                                  the holder of each Ordinary Share issued and outstanding shall have one vote in respect of each Ordinary Share held; and

(b)                                 the holder of each Preference Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Preference Shares are convertible immediately after the close of business on the record date of the determination of the Shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Shareholders is first solicited. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as converted basis (after aggregating all shares into which the Preference Shares held by each holder could be converted) shall be rounded down to the nearest whole number.

11.2                           Subject to any provisions to the contrary in this Agreement or in the Articles, or as required by the Statute, the holders of Preference Shares shall vote together with the holders of Ordinary Shares (on an as-converted to Ordinary Shares basis), and not as a separate class or series, on all matters put before the Shareholders, and shall be entitled to the notice of any shareholders’ meeting.

12                                  REGISTRATION RIGHTS; RESTRICTIONS ON SALE OF SHARES

12.1                           The registrations rights of the Class B and Class C Shareholders with respect to the Company and the rights and obligations of the parties with respect to registration of the Company’s Ordinary Shares are set forth on Exhibit C attached hereto.  The rights set forth in Exhibit C shall terminate upon the earlier of: (a) the date of the completion of a Liquidation Event, (b) as to any Holder, when all Registrable Securities held by such Holder (together with any affiliate of such Holder with whom such Holder must aggregate its sales under SEC Rule 144) could be sold without restriction under SEC Rule 144 within a ninety (90) day period and (c) the date that is five (5) years following the closing of a Qualified Public Offering.

12.2                           Each Investor hereby agrees to be bound by the six month Lock-Up Agreement in the form of Exhibit C to the Share Exchange Agreement.

13           SUCCESSORS AND ASSIGNMENT

Except as expressly provided herein, this Agreement shall be binding upon and enure for the benefit of the successors in title and permitted assignees of the parties hereto. None of the Shareholders shall assign or transfer or purport to assign or transfer any of its rights or obligations hereunder without the prior written consent of the other Shareholders.

14                                  WAIVER AND FORBEARANCE

No failure to exercise or delay in exercising any right or remedy under this Agreement shall constitute a waiver thereof and no waiver by either Shareholder of any breach or non-fulfilment by the other Shareholder of any provision of this Agreement shall be deemed to be a waiver of any subsequent or other breach of that or any other provision hereof and no single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.  The rights and remedies of the Shareholders provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

15                                  VARIATION

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto.

16                                  SEVERANCE

16.1                           If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

16.2                           If any provision of this Agreement is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modification(s) as may be necessary to make it valid.

17                                  ENTIRE AGREEMENT

This Agreement, and the documents referred to in it, constitutes the entire agreement and understanding of the parties and supersedes any previous agreement between the parties relating to the subject matter of this Agreement.

18                                  ANNOUNCEMENTS

18.1                           Subject to Clauses 18.2 and 18.3, none of the parties shall issue any press release or other public document containing, or make any public statement containing, or otherwise disclose to any person who is not a party, information which relates to or is connected with or arises out of this Agreement or the matters contained in it, without the prior written approval of the other parties as to its content and the manner and extent of its publication.  The parties shall consult together upon the form of any such press release, document or statement and the other party shall promptly provide such information and comment as the party issuing such press release, document or statement may from time to time reasonably request.

18.2                           The provisions of Clause 18.1 shall not apply to disclosure of matters required to be made:

(a)           by virtue of the regulations of any stock exchange;

(a)                                  by any court or governmental or administrative authority competent to require the same; or

(c)                                  by any applicable law or regulation (including securities laws or regulations).

18.3                           Notwithstanding Clause 18.1, any party may disclose matters relating to, connected with or arising out of this Agreement or the matters contained in it to its professional advisers to the extent necessary for such advisers properly to provide their services to that party Provided that such disclosure is on terms that it is confidential and gives notice of the provisions of this clause.  Not later than the time when any disclosure permitted hereunder is made, the party making such disclosure shall give written notice thereof to the other party, including details of the information disclosed and the identity of the person to whom the disclosure is made.

19                                  COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which when executed by one or more parties hereto shall constitute an original document but all of which shall together constitute one and the same instrument.

20                                  NOTICES

20.1                           Any notice or other communication given under this Agreement shall be in writing and may be served by delivering it personally or sending it by pre-paid recorded delivery or registered post (or registered airmail in the case of an address for service outside the Cayman Islands) or fax or e-mail to the address and for the attention of the relevant party set out in Clause 20.2 (or as otherwise notified by that party hereunder).  Any such notice shall be deemed to have been received:

(a)                                  if delivered personally, at the time of delivery;

(b)                                 in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting;

(c)                                  in the case of registered airmail, five days from the date of posting;

(d)                                 in the case of fax, at the time of transmission; and

(e)                                  at the time of receipt which means at the time the e-mail enters the receiving party’s information processing system.

20.2                           The addresses, fax numbers and e-mail addresses of the parties for the purposes of Clause 20.1 are:

CHINA NEW BORUN CORPORATION

Address: Bohai Industrial Park (Yangkou Town), Shouguang, Shandong 262715, The People’s Republic of China

For the attention of: WANG Jinmiao

Fax number: +86-536-5451199

email address: jinmiao.wang@chinanewborun.com

KING RIVER HOLDING LIMITED

Address: Bohai Industrial Park (Yangkou Town), Shouguang, Shandong 262715, The People’s Republic of China

For the attention of: WANG Jinmiao

Fax number: +86-536-5451199

email address: jinmiao.wang@chinanewborun.com

STAR ELITE ENTERPRISES LIMITED

Address: Floor 5, No. 832 Huamu Road, Pudong New Area,, Shanghai 201204, The People’s Republic of China

For the attention of: WU Kezhong, LU Jun

Fax number: +86-21-50453554

email address: kwu@preipo.cn

EARNSTAR HOLDINGS LIMITED

Address: Room 4006A, China Resources Building No. 26, Harbor Road, Wanchai, Hong Kong

For the attention of: WEI Yi Bin

Fax number: 00852-25118818

email address: weiyibin@hotmail.com

TDR ADVISORS INC.

Address: Room 1601, Fuchun Dongfang Building, No. 7006 Shennan Road, Futian District, Shenzhen, The People’s Republic of China

For the attention of: GUO Xun

Fax number: +86-755-3337 1191

email address: henry.guo@tdrcap.com

or such other address, fax number or email address as may be notified in writing from time to time by the relevant party to the other parties.

20.3                           In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party set out in Clause 20.2 (or as otherwise notified by that party hereunder) and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery, registered post or airmail letter, or that the notice was transmitted by fax to the fax number of the relevant party set out in Cause 20.2 (or as otherwise notified by that party hereunder), or any e-

mail to the e-mail address of the relevant party set out in Clause 20.2 (or as otherwise notified by that party hereunder).

21                                  GOVERNING LAW

This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of State law, with the laws of the State of New York.  Venue for all matters shall be in the City of New York, New York, without giving effect to principles of conflicts of law thereunder.  Each of the parties irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States sitting in New York City, New York.  By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.  EACH PARTY (ON BEHALF OF ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY LAW, ON BEHALF OF ITS RESPECTIVE EQUITY HOLDERS) HEREBY WAIVES ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

As witness the hands of the parties or their duly authorised representatives the day and year first above written

COMPANY:

SIGNED by Shan Junqin	)

for and on behalf of	)

CHINA NEW BORUN CORPORATION	)	/s/ Shan Junqin

In the presence of:	)	Director

Witness

As witness the hands of the parties or their duly authorised representatives the day and year first above written

ORDINARY SHAREHOLDER

SIGNED by	)

for and on behalf of Shan Junqin	)

KING RIVER HOLDING LIMITED	)	/s/ Shan Junqin

In the presence of:	)	Director

Witness

As witness the hands of the parties or their duly authorised representatives the day and year first above written

CLASS A SHAREHOLDER

SIGNED by	)

for and on behalf of Chen Ping	)

STAR ELITE ENTERPRISES LIMITED	)	/s/ Chen Ping

In the presence of:	)	Director

Witness

As witness the hands of the parties or their duly authorised representatives the day and year first above written

CLASS B SHAREHOLDER

SIGNED by	)

for and on behalf of Wei Yibin	)

EARNSTAR HOLDINGS LIMITED	)	/s/ Wei Yibin

In the presence of:	)	Director

Witness

As witness the hands of the parties or their duly authorised representatives the day and year first above written

CLASS C SHAREHOLDER

SIGNED by	)

for and on behalf of Wang Ruiping	)

TDR ADVISORS INC.	)	/s/ Wang Ruiping

In the presence of:	)	Director

Witness

EXHIBIT A

EQUITY OWNERSHIP TABLE

Stockholder	Shares Held in China High (Pre- Exchange)	Percentage of Total Equity in China High (Pre- Exchange)	Exact Number of New Borun Ordinary Shares Each Stockholder is Entitled To Be Issued (Post- Exchange/IPO)	Number/Type of New Borun Shares To Be Issued Post- Exchange (Actual)	Number of Ordinary Shares Into Which Preference Shares are Convertible Post Exchange/IPO (Actual)	Percentage of Total Equity in New Borun (Post-Exchange)
Ordinary Shareholder (King River Holding Limited, which is 100% owned by Mrs. Shan Junqin)	8,000 (ordinary shares)	74.23904974016%	14,847,809.948032	14,847,811 (ordinary shares)	N/A	74.239055%
Class A Shareholder (Star Elite)	2,000 (preference shares)	18.55976243504%	3,711,952.487008	3,711.952 (class A convertible preference shares)	3,711,952	18.55976%
Class B Shareholder (Earnstar)	574 (preference shares)	5.32665181885%	1,065,330.36377	1,065.330 (class B convertible preference shares)	1,065,330	5.32665%
Class C Shareholder (TDR Advisors)	202 (preference shares)	1.87453600593%	374,907.201186	374.907 (class C convertible preference shares)	374,907	1.874535%
Total:	10,776 (total shares)	100%	20,000,000	N/A	N/A	100%

EXHIBIT B

FORM OF DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on [                    ]

BY:

[                ], a [citizen of [                  ] with [                  ] passport No. [                  ] and [his] residential address at [                  ] / company incorporated under the laws of [                  ] with its registered address at [                  ] (the “New Shareholder”)

IN FAVOUR OF:

Each of the parties to the shareholders agreement dated March 31, 2010 (the “Shareholders Agreement”), by and between, amongst others, China New Borun Corporation, the Ordinary Shareholder (as defined therein), the Investors (as defined therein) and other parties thereto, and their respective successors and permitted assignees (together, the “Existing Parties”, and each an “Existing Party”);

WHEREAS:

(A)          On March 31, 2010, the Existing Parties entered into the Shareholders Agreement.

(B)                                [                ] (the “Transferor”) intends to transfer [                ] Ordinary / Series [      ] Preference Shares of the Company, par value US$0.001 per share (the “Transferred Shares”), to the New Shareholder (the “Transfer”).

(C)                                In accordance with the terms of the Shareholders Agreement, the New Shareholder has agreed to enter into this Deed upon the completion of the Transfer.

NOW THIS DEED WITNESSES as follows:-

1.                          Interpretation

In this Deed, except as the context may otherwise require, all words and expressions defined in the Shareholders Agreement shall have the same meanings when used herein.

2.                          Adherence

2.1                       The New Shareholder hereby covenants to each Existing Party to observe, adhere to, perform and be fully bound by all duties, burdens and obligations of the Transferee as a holder of the Transferred Shares imposed pursuant to the provisions of the Shareholders Agreement and all documents expressed in writing to be supplemental or ancillary thereto as if such New Shareholder had been an original party to the Shareholders Agreement since the date thereof.

2.2                       The New Shareholder shall be entitled to all rights, benefits and interests of the Transferee as a holder of the Transferred Shares granted pursuant to the provisions of the Shareholders Agreement and all documents expressed in writing to be supplemental or ancillary thereto as if such New Shareholder had been an original party to the Shareholders Agreement since the date thereof.

3.                          Enforceability

Each Existing Party shall be entitled to enforce the Shareholders Agreement, as amended from time to time, against the New Shareholder as if the New Shareholder had been an original party to the Shareholders Agreement since the date thereof.

4.                          Same Agreement

This Deed shall be read as one with the Shareholders Agreement so that any reference in either Transaction Agreement to “this Agreement” and similar expressions shall include this Deed.

5.                          Notice

The New Shareholder’s address for notices, demands and all other communications under the Shareholders Agreement is as follows:

[Insert the New Shareholder’s name]

Address:

For the attention of:

Fax number:

e-mail address:

6.                          Governing Law

This Deed shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of State law, with the laws of the State of New York.

In witness whereof this document has been executed and delivered as a Deed the day and year first above written

EXECUTED as a Deed by	)

[ ]	)

acting by [name of director] and	)	Director

[name of director or secretary]	)

Directory/Secretary

EXHIBIT C

REGISTRATION RIGHTS

1.                                      Applicability of Rights; Non-U.S. Registrations.

1.1                                 The Holders shall be entitled to the following rights with respect to any potential public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of Company securities in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

1.2                                 For purposes of this Exhibit C and the Agreement to which this Exhibit C is made a part, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by such Holders, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction.

2.                                      Form F-3 Registration.

In case the Company shall receive from any Holder or Holders of a majority of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form F-3 (or an equivalent registration in a jurisdiction outside of the United States) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

2.1                                 Notice.

Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

2.2                                 Registration.

As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.1 herein above; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2:

(a)                                  if Form F-3 is not available for such offering by the Holders;

(b)                                 if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$10,000,000;

(c)                                  if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 2; provided that the Company shall not register any of its other shares during such sixty (60) day period.

(d)                                 if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration); or

(e)                                  in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

2.3                                 Not a Demand Registration.

Form F-3 registrations shall not be deemed to be demand registrations.  Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.

3.                                      Expenses.

All registration expenses incurred in connection with any registration pursuant to Section 2 (but excluding Selling Expenses) shall be borne by the Company.  Each Holder participating in a registration pursuant to Section 2, shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders.  Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses.

4.                                      Obligations of the Company.

Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

4.1                                 Registration Statement.

Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (a) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (b) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

4.2                                 Amendments and Supplements.

Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

4.3                                 Prospectuses.

Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

4.4                                 Blue Sky.

Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

4.5                                 Underwriting.

In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering.

4.6                                 Notification.

Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (a) the issuance of any stop order by the SEC in respect of such registration statement, or (b) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

4.7                                 Opinion and Comfort Letter.

Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (a) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and (b) letters dated as of (i) the effective date of the registration statement covering such Registrable Securities and (ii) the closing date of the offering from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

5.                                      Furnish Information.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

6.                                      Indemnification.

In the event any Registrable Securities are included in a registration statement under Section 2:

6.1                                 By the Company.

To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(a)                                  any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(b)                                 the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(c)                                  any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any United States federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 6.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder or any partner, officer, director, counsel, underwriter or controlling person of such Holder.

6.2                                 By Selling Holders.

To the extent permitted by law, each selling Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 6.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that in no event shall any indemnity under this Section 6.2 exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

6.3                                 Notice.

Promptly after receipt by an indemnified party under this Section 6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnified party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 6 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.

6.4                                 Contribution.

In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 6; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying Party and of the indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying Party or by the indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (a) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (b) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

6.5                                 Survival.

The obligations of the Company and Holders under this Section 6 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

7.                                      No Registration Rights to Third Parties.

Without the prior written consent of the Holders of a majority in interest of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.

8.                                      Rule 144 Reporting.

With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

8.1                                 Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

8.2                                 File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

8.3                                 So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (a) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (b) a copy of the most recent annual or quarterly report of the Company, and (c) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

9.                                      Market Stand-Off.

Each Shareholder agrees that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the initial public offering of the Company’s securities, it will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to Affiliates permitted by law) without the prior written consent of the Company or such underwriters, as the case may be, for a period of time specified by the representative of the underwriters not to exceed one hundred and eighty (180) days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters.  The foregoing provision of this Section 9 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all officers, directors and holders of one percent (1%) or more of the Company’s outstanding share capital enter into similar agreements, and if the Company or any underwriter releases any officer, director or holder of one percent (1%) or more of the Company’s outstanding share capital from his or her sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent.  The Company shall require all future acquirers of the Company’s securities holding at least one percent (1%) of the then outstanding share capital of the Company to execute prior to a Qualified Public Offering a market stand-off agreement containing substantially similar provisions as those contained in this Section 9.